Exhibit 10.1

AMENDMENT NO. 1

TO THE

EASTERLY GOVERNMENT PROPERTIES, INC,
2024 EQUITY INCENTIVE PLAN

WHEREAS, Easterly Government Properties, Inc. (the “Company”) maintains the Easterly Government Properties, Inc. 2024 Equity Incentive Plan (the “Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s stockholders;

WHEREAS, the Board believes that the number of shares of Stock (as defined in the Plan) remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, the Board has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Plan to increase the aggregate number of shares of Stock reserved for issuance under the Plan by 2,875,000 shares; and

WHEREAS, Section 17 of the Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein.

NOW, THEREFORE:

1. Increase in Share Pool. Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“Stock Issuable. Subject to adjustment as provided in this Section 3, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be 4,315,000 shares less one share for every one share of Stock subject to an award granted under the Prior Plan after April 5, 2024. For purposes of this limitation, the shares of Stock underlying any awards under the Plan and under the Prior Plan that are forfeited, canceled, cash-settled, or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 4,315,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock, treasury Stock, or shares of Stock reacquired by the Company. Upon effectiveness of the Plan, no new awards shall be granted under the Prior Plan.”

2. Effective Date of Amendment. This Amendment No. 1 to the Plan shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations.

3. Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

DATE APPROVED BY BOARD OF DIRECTORS: March 20, 2026

DATE APPROVED BY STOCKHOLDERS: April 22, 2026